EXHIBIT 99.1

FOR IMMEDIATE RELEASE                        Contact:  Traci Young 212-893-2093
---------------------                        Web Site: www.hartmarx.com


               HARTMARX REPORTS FIRST QUARTER OPERATING RESULTS;
             COMPANY REAFFIRMS ANTICIPATED NET EARNINGS IMPROVEMENT
                     OF 12% - 20% FOR THE FULL YEAR OF 2006


         CHICAGO, March 30, 2006 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its first quarter ended February 28, 2006. Sales were $144.2 million in 2006 compared to $143.8 million in 2005. Net earnings were $2.6 million or $.07 per diluted share in 2006 compared to net earnings of $4.2 million or $.11 per diluted share in 2005.

         Homi B. Patel, chairman and chief executive officer of Hartmarx Corporation, commented, "We remain comfortable with our previously stated full year guidance of achieving a net earnings increase in the range of 12% - 20% on a low to mid-single digit revenue improvement. First quarter revenues and earnings were in line with our expectations and with the cautious outlook expressed in our previous earnings release about the uncertain retail environment in the first half of 2006 caused by ongoing consolidation and other ownership changes in the retail industry. Earnings for the first quarter reflect investments in our most prominent brands, including incremental costs associated with the new Wall Street Hickey-Freeman store and the Honolulu Bobby Jones store that opened in the second half of 2005, as well as additional marketing costs incurred to enhance the Hart Schaffner Marx brand, launch the new "hickey" brand geared to the younger preppie consumer, and other direct-to-consumer expenditures in our luxury and women's product lines. We expect to see the benefits of these expenditures starting in the second quarter and accelerating during the second half. The Simply Blue business, acquired at the end of October, 2005, is performing well and contributed approximately $4.8 million in sales and approximately $.01 in earnings per diluted share to first quarter consolidated results; its full year contribution to earnings per diluted share is expected to be in the range of $.05 - $.07. We continue to actively pursue acquisitions that meet our clearly defined strategic criteria and also launch internally generated new businesses," Mr. Patel concluded.

         First quarter operating earnings were $6.3 million in 2006 compared to $8.5 million in 2005. The gross margin rate of 33.5% was the same as in 2005. However, selling, general and administrative expenses were $42.8 million in 2006 compared to $40.4 million in 2005. The $2.4 million increase reflected, among other things, incremental expenses of $2.1 million related to the Simply Blue business, $.4 million of stock compensation expense resulting from the adoption of



                                  - - More - -


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FASB Statement No. 123R, effective for the Company's fiscal year beginning on
December 1, 2005, and approximately $1.0 million of incremental costs associated with the two new retail stores, the launch of the "hickey" brand, direct-to-consumer marketing expenditures and additional Hart Schaffner Marx brand advertising. Interest expense was $2.1 million this year compared to $1.6 million in 2005, reflecting both the higher borrowing level due to the $21 million paid in October, 2005 for the Simply Blue acquisition as well as higher rates. Total debt was $148.0 million at February 28, 2006, compared to $130.8 million at February 28, 2005 and reflected a small reduction from the year earlier period after excluding the amount paid for Simply Blue.

         Hartmarx produces and markets business, casual and golf apparel under its own brands including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Exclusively Misook, Barrie Pace, Christopher Blue, Worn, L. Paseo and Aura. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, DKNY Donna Karan New York, Pierre Cardin, Perry Ellis, Jeffrey Banks, Jhane Barnes, Lyle & Scott, Golden Bear, Jag and Starington. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

         The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements. The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                        -- Financial Summary Follows --

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                       --- UNAUDITED FINANCIAL SUMMARY --
                   (000's omitted, except per share amounts)


  Statement of Earnings                       Three Months Ended February 28,
                                                 2006               2005
                                              -----------      -------------

  Net sales                                   $ 144,204         $  143,822
  Licensing and other income                        783                765
                                              ----------        ----------
                                                144,987            144,587
                                              ----------        ----------
  Cost of goods sold                             95,909             95,658
  Selling, general & administrative expenses     42,766             40,404
                                              ----------        -----------
                                                138,675            136,062
                                              ----------        -----------
  Operating earnings                              6,312              8,525
  Interest expense                                2,107              1,575
                                              ----------        -----------
  Earnings before taxes                           4,205              6,950
  Tax provision                                 (1,620)             (2,745)
                                              ----------        -----------
  Net earnings                                $  2,585          $    4,205
                                              ==========        ===========

  Earnings per share:
     Basic                                       $ .07               $ .12
     Diluted                                     $ .07               $ .11

  Average shares: Basic                         36,801              35,920
                  Diluted                       37,510              36,789

                                                          * * *

                                                       February 28,
                                             --------------------------------
  Condensed Balance Sheet                        2006               2005
                                             -------------      -------------

  Cash                                       $   2,395          $    4,527
  Accounts receivable, net                     138,272             137,586
  Inventories                                  162,826             141,643
  Other current assets                          35,567              31,820
                                             ----------         ------------
                    Current Assets             339,060             315,576
  Other assets, including goodwill
     and intangibles                            81,843              66,178
  Deferred income taxes                         22,602              30,335
  Intangible pension asset                      35,963              39,411
  Net fixed assets                              36,807              28,991
                                             ----------         ------------
                    Total                    $ 516,275          $  480,491
                                             ==========         ============

  Accounts payable and accrued expenses      $  88,548          $   94,491
  Total debt                                   148,012             130,795
  Accrued pension liability                     29,912              27,219
  Shareholders' equity                         249,803             227,986
                                             ----------         ------------
                    Total                    $ 516,275          $  480,491
                                             ==========         ============

  Book value per share                           $6.71               $6.27
                                                 =====               =====

  Selected cash flow data:
  Capital expenditures                       $   1,141          $    2,636
  Depreciation of fixed assets                   1,365               1,243
  Amortization of intangible assets,
     long-lived assets and
     unearned employee benefits                  1,022                 809


This information is preliminary and may be changed prior to filing Form 10-Q. No investment decisions should be based solely on this data.